UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 29, 2007

                        All American Semiconductor, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                        000-16207               59-2814714
(State or other jurisdiction         (Commission File          (IRS Employer
     of incorporation)                    Number)            Identification No.)

                16115 Northwest 52nd Avenue, Miami, Florida 33014
               (Address of principal executive offices) (zip code)

      (Registrant's telephone number, including area code): (305) 621-8282

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01 Entry into a Material Definitive Agreement.

         On March 29, 2007, All American Semiconductor, Inc. (the "Company") and its wholly owned subsidiaries (together with the Company, the "Designated Companies") entered into a Forbearance Agreement (the "Forbearance Agreement") with Harris N.A., successor by merger to Harris Trust and Savings Bank, as administrative agent for the Lenders (defined below), U.S. Bank National Association, as co-administrative agent for the Lenders, and the lenders from time to time party thereto (collectively, the "Lenders"). The Forbearance Agreement addresses certain events of default existing and anticipated under that certain Credit Agreement, as amended (the "Credit Agreement"), originally entered into as of May 14, 2003, by and among the Company, the several financial institutions from time to time party thereto, as Lenders, Harris Trust and Savings Bank, as administrative agent, and U.S. Bank National Association, as co-administrative agent.

         After previously providing the Company with a notice of default primarily due to an overadvance of the Company's borrowing base, the Lenders agreed to forbear, effective as of the effective date of the Forbearance Agreement and continuing until April 15, 2007 unless sooner terminated in the event of a Forbearance Default (defined below) (the "Forbearance Period"), from exercising their default-related rights and remedies against the Company and the other Designated Companies with respect to (collectively, the "Specified Defaults"): (1) current events of default resulting from (a) the Company's failure to immediately and without notice or demand pay over any overadvance that existed immediately prior to giving effect to the Forbearance Agreement,
(b) breach of a representation by the Company that there has been no change in the financial condition or business prospects of the Designated Companies which could reasonably be expected to result in a material adverse effect, (c) breach of the Company's obligation to provide to the Lenders on a weekly basis a 13-week cash flow forecast in form, substance and detail reasonably satisfactory to the administrative agent, and (d) breach of certain financial and other covenants by the Company, including covenants related to tangible net worth, debt service coverage, aging of receivables, excess availability of commitments under the Credit Agreement, and EBITDA; and (2) anticipated events of default resulting from the expected failure of the Company to (a) timely deliver audited financial statements to the Lenders for the fiscal year ended December 31, 2006, and (b) satisfy certain other financial and other covenants, including covenants related to capital expenditures and inventory turnover.

         The parties to the Forbearance Agreement also agreed to the following terms, among others, notwithstanding any provision to the contrary set forth in the Forbearance Agreement, the Credit Agreement or any other loan document:

         o Subject to certain limitations, the Lenders agreed to provide additional liquidity to the Company during the Forbearance Period by allowing the Company up to $9.85 million of overadvances through March 30, 2007, up to $9.52 million of overadvances from March 31, 2007 through April 6, 2007 and up to $10.64 million of overadvances from April 7, 2007 until April 15, 2007. During the Forbearance Period, the Company generally may use available capital to purchase inventory only if (i) each vendor and proposed payments are set forth on the applicable weekly Proposed Vendor Payment Schedule (defined below) as long as the Lenders approve of the schedule, (ii) such payments are made pursuant to "cash on delivery" or "cash in advance" payment terms, (iii) all inventory being purchased is at the time of ordering subject to existing customer purchase orders and (iv) each vendor enters into an approved vendor agreement. The Company is also subject to additional limitations on types, manner and amount of disbursements that may be made during the Forbearance Period in accordance with a budget provided by the Company and acceptable by the Lenders.

         o The Company must pay interest at the applicable default rate under the Credit Agreement on all outstanding obligations beginning from and after the first occurrence of an event of default (March 21, 2007) and at all times during the continuance of an event of default (including, without limitation, at all times during the Forbearance Period).

         o Upon the effectiveness of the Forbearance Agreement, Harris N.A., as administrative agent, has the right to immediately convert any and all Eurodollar loans into base rate loans under the Credit Agreement. The Company irrevocably authorized the Lenders with revolving loan commitments to make a revolving loan to the Company in an amount not greater than $1.2 million to pay all interest due in respect of such Eurodollar loans as a result of such conversion,

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            plus any Eurodollar loan breakage fee and all other costs and expenses incurred by Harris N.A. and the Lenders in connection with such conversion. This maximum $1.2 million revolving loan will comprise part of the permitted overadvances during the Forbearance Period described above.

         o On March 30, 2007 and on or prior to each Thursday thereafter during the Forbearance Period, the Company is required to prepare and deliver to Harris N.A. a schedule setting forth every vendor payment that the Company proposes to make during the immediately following week (each, a "Proposed Vendor Payment Schedule").

         o The Company does not have the right to request, and none of Harris N.A. or any Lender is obligated to issue or renew, any letter of credit during the Forbearance Period. This restriction does not require termination of any letter of credit that was in effect as of March 29, 2007.

         o The Lenders' revolving credit commitment under the Credit Facility was reduced to $70 million.

         o The Company is required, on or before March 30, 2007, in connection with its efforts to explore various strategic alternatives, to contact appraisal firms satisfactory to Harris N.A. and request that each such appraiser submit a binding offer to the Company for its consideration with respect to the purchase or sale, as agent, of the Company's and the other Designated Companies' assets and properties, and use its reasonable best efforts to permit each appraiser to submit its offer on or prior to April 5, 2007.

         o On or before April 5, 2007, the Company is required to prepare and deliver to Harris N.A. and the Lenders a proposal and budget addressing how the Company proposes to address its funding requirements and current default situation upon expiration of the Forbearance Period.

         The Company and the other Designated Companies also agreed to a general release, forever waiving, releasing and discharging the administrative agents, the Lenders and their respective affiliates from any and all liens, claims, interests and causes of action of any kind that the Company and the other Designated Companies has or thereafter may have against such parties based on facts existing on or before March 29, 2007, and agreed not to sue any such party on the basis of any claim released.

         Upon expiration of the Forbearance Period, the agreement of the administrative agents and the Lenders to forbear from exercising their default-related rights and remedies will automatically and immediately terminate. In addition, the Forbearance Agreement will automatically and immediately terminate in the event of a Forbearance Default, defined as any of:
(a) the occurrence of any default or event of default other than the Specified Defaults; (b) the failure of the Company or any other Designated Company to timely and strictly comply with any term, condition, covenant, agreement or other obligation set forth in the Forbearance Agreement; (c) the failure of any representation or warranty made by the Company or any other Designated Company under or in connection with the Forbearance Agreement to be true and complete in all material respects as of the date when made or any other material breach of any such representation or warranty; (d) the taking of any action by the Company or any other Designated Company to in any way repudiate or assert a defense to any obligation under the Credit Agreement, the Forbearance Agreement or any of the other loan documents or the assertion of any claim or cause of action against either of the administrative agents or any Lender relating in any way thereto; (e) the date on which written notice is duly delivered to the Company at the direction of the Lenders which terminates the Forbearance Period due to the Lenders' refusal to consent to the use of any loan or collateral proceeds to fund payments reflected in a Proposed Vendor Payment Schedule; and (f) the failure of the Company to receive inventory purchased on "cash in advance" payment terms within six business days of paying for such inventory.

         The Company paid the Lenders a forbearance fee equal to $100,000 upon execution of the Forbearance Agreement and the Company is required to pay or reimburse Harris N.A. for certain fees and expenses incurred by it.

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Item 2.02 Results of Operations and Financial Condition.

         The Company announced on March 29, 2007 its unaudited financial results for the fourth quarter and fiscal year ended December 31, 2006. Additionally, the Company announced that it does not expect to complete its 2006 year-end audit in time to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 by the April 2, 2007 deadline and, as a result, expects to file a notice with the Securities and Exchange Commission on Form 12b-25, indicating that it is unable to file the Form 10-K by that date. A copy of the Company's press release issued on March 29, 2007 concerning the foregoing is furnished as part of this report.

Item 2.06 Material Impairments.

         While the Company is still in the process of finalizing its financial results for the year ended December 31, 2006, it expects that it will show significant losses for its fourth quarter and year ended December 31, 2006 as noted in the Company's press release issued on March 29, 2007 referred to in
Item 2.02 above. Prior to the year ended December 31, 2006, the Company had reflected a deferred tax asset aggregating approximately $3.8 million on its balance sheet. This asset was originally recorded since the Company believed it was more likely than not that it would be able to offset taxes from future profits. In light of the losses described above and the current financial and operating condition of the Company, as of the date of this filing, the Company could no longer determine that it was more likely than not that the deferred tax asset would be realized, and was therefore impaired. Accordingly a full valuation allowance will be recorded to reduce this asset to zero at December 31, 2006.

Item 8.01 Other Events.

         The Company's March 29, 2007 press release also announced that the Company has been working with the investment banking group of Raymond James & Associates, Inc. to assist it in exploring replacement and additional financing opportunities as well as other possible strategic alternatives. The Company continues to explore all strategic options including, but not limited to, refinancings, financings, a potential sale of the Company or its assets, a recapitalization, a restructuring or a Chapter 11 bankruptcy filing. The Company cannot provide any assurance that its efforts will enable it to continue as a going concern.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

  Exhibit
  Number       Description
  ---------    -----------------------------------------------------------------
  10.1         Forbearance Agreement entered into as of March 29, 2007, by and among All American Semiconductor, Inc., the other "Designated
               Companies," Harris N.A., U.S. Bank National Association and the lenders from time to time party thereto
  99.1         Press Release dated March 29, 2007

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ALL AMERICAN SEMICONDUCTOR, INC.


Dated: March 30, 2007                       By: /s/ HOWARD L. FLANDERS
                                                --------------------------------
                                                Howard L. Flanders
                                                Executive Vice President and
                                                Chief Financial Officer

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                                  EXHIBIT INDEX


Exhibit
Number       Description
---------    -------------------------------------------------------------------
10.1         Forbearance Agreement entered into as of March 29, 2007, by and among All American Semiconductor, Inc., the other "Designated
             Companies," Harris N.A., U.S. Bank National Association and the lenders from time to time party thereto
99.1         Press Release dated March 29, 2007